Exhibit 99.2

M  A  C  K  –  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Michael J. DeMarco Mack-Cali Realty Corporation President and Chief Operating Officer (732) 590-1589	Deidre Crockett Mack-Cali Realty Corporation Director of Investor Relations (732) 590-1025

Anthony Krug Mack-Cali Realty Corporation Chief Financial Officer (732) 590-1030

MACK-CALI REALTY CORPORATION

ANNOUNCES INVESTOR AND ANALYST DAY

Edison, New Jersey—September 3, 2015—Mack-Cali Realty Corporation (NYSE: CLI) today announced that it will be hosting an Investor and Analyst meeting to outline its corporate strategy for the next several years. The meeting will be held at the Four Seasons Hotel, 57 East 57th Street, New York, on September 10, 2015 from 11:00 a.m. to 2:00 p.m. Eastern Time. Mitchell E. Rudin, chief executive officer, Michael J. DeMarco, president and chief operating officer, Anthony Krug, chief financial officer, and Marshall Tycher, president of Mack-Cali’s Roseland subsidiary will participate in the meeting.

The live audio-webcast of the presentation in listen-only mode will be available on the Company’s website at www.mack-cali.com/investors/events. Presentation materials will also be available on the Company’s website prior to the webcast at www.mack-cali.com/investors/company-filings-reports. A replay of the webcast will be available for 30 days.

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its two-platform operations of Waterfront and transit-based office and luxury multi-family. Mack-Cali owns or has interests in 274 properties, consisting of 255 office and office/flex properties totaling approximately 29.7 million square feet and 19 multi-family rental properties containing approximately 5,700 residential units and a pipeline of 10,000 units, all located in the Northeast. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of commercial and residential tenants.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

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